EZCORP COMPLETES SALE OF GRUPO FINMART

Austin, Texas (September 28, 2016) - EZCORP, Inc. (NASDAQ: EZPW) today announced that it has completed the sale of Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (“Grupo Finmart”) to Alpha Holding, S.A. de C.V. (“AlphaCredit”), a leader in consumer lending in Mexico and Colombia. EZCORP owned 94% of Grupo Finmart, a provider of consumer loans to government agency employees in Mexico.
EZCORP Chief Executive Officer Stuart Grimshaw said: “The divestiture of Grupo Finmart frees up capital and other resources that we can deploy to grow and expand our pawn businesses in the U.S. and Mexico, which now account for 99% of our total revenue. Our intense focus on market leadership in meeting our customers’ desire for access to cash when they want it continues to build the platform for growth in our pawn businesses.”

The base purchase price for the sale of 100% of Grupo Finmart was $50 million, which AlphaCredit elected to pay in full at the closing. EZCORP received $25.3 million in cash at closing with an additional $11.5 million in cash to be received within five business days, as described below. The $25.3 million in cash that EZCORP received at closing reflects the base purchase price of $50 million less these approximate amounts:

•	$6.4 million for working capital, cash and non-operating debt adjustments;

•	$2.7 million to the minority interest holders who held 6% of Grupo Finmart;

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$11.5 million that has been placed in a separate escrow account and is expected to be released to EZCORP within five business days of closing upon filing and delivery of certain required tax documentation; and

•	$4.1 million that will be held in escrow subject to finalization of completion financial performance and indemnification claims and held for up to 18 months.

EZCORP also received promissory notes with an approximate total principal amount of $91 million as follows:

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$60 million representing the amount of intercompany debt owed to EZCORP at the time of closing. These notes are guaranteed by AlphaCredit and are payable to EZCORP in annual installments over three years. The principal amount of $52 million is payable in U.S. dollars and bears interest at a rate of 4% per annum; and the principal amount of $8 million is payable in Mexican pesos and bears interest at a rate of 7.5% per annum.

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$31 million representing existing Grupo Finmart third party debt that EZCORP paid off at closing. EZCORP stepped into the position of those lenders, including related collateral, and assumed the receivable from Grupo Finmart with no change in terms. This debt is scheduled to be repaid to EZCORP in installments between closing and December 2017.

As a result of the sale, EZCORP has no further ownership interest in Grupo Finmart and no further obligations to fund Grupo Finmart.
Mr. Grimshaw said: “We are pleased to complete the sale of Grupo Finmart to AlphaCredit following a competitive bidding process and we believe the new owner is well positioned to maximize the value of Grupo Finmart over the long term, which will serve to maximize the value of our continuing investment as a creditor.”
UBS Investment Bank acted as financial advisor to EZCORP in connection with the transaction. Vinson & Elkins LLP; Cadwalader, Wickersham & Taft LLP; and Mijares Angoitia Cortés y Fuentes, S.C. served as legal counsel to EZCORP. Goodwin Procter LLP and Creel, García-Cuéllar, Aiza y Enríquez, S.C. served as legal counsel to AlphaCredit.

Additional information about the transaction, including pro forma financial statements for EZCORP giving effect to the completion of the sale, will be contained in a Current Report on Form 8-K that EZCORP will file with the U.S. Securities and Exchange Commission on or before October 3, 2016.

ABOUT EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico. At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding Grupo Finmart’s performance and the expected repayment of Grupo Finmart obligations held by EZCORP. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks and Grupo Finmart performance and credit risks. For a discussion of factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545